Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of Charter Communications Operating, LLC, Charter Communications Operating Capital Corp., CCO Holdings, LLC, CCO Holdings Capital Corp. and Charter Communications, Inc. for the registration of debt securities and to the incorporation by reference therein of our reports dated February 12, 2016, with respect to the consolidated financial statements of Time Warner Cable Inc., and the effectiveness of internal control over financial reporting of Time Warner Cable Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

December 21, 2017